Exhibit 99.1

NOBILITY HOMES, INC. ANNOUNCES SALES AND EARNINGS FOR ITS SECOND QUARTER 2025

Ocala, FL…June 13, 2025 - Today Nobility Homes, Inc. (OTCQX: NOBH) announced sales and earnings for its second quarter ended May 3, 2025. Sales for the second quarter of 2025 increased 28% to $14.8 million compared to $11.5 million recorded in the second quarter of 2024. Income from operations for the second quarter of 2025 was $2.7 million versus $2.3 million in the same period a year ago. Net income after taxes was $2.3 million as compared to $2.0 million for the same period last year. Diluted earnings were $0.70 per share compared to $0.62 per share last year.

For the first six months of fiscal 2025, sales increased 3% to $27.0 million as compared to $26.3 million for the six months of 2024. Income from operations for the six months of 2025 was $5.0 million versus $4.96 in the same period last year. Net income after taxes was $4.3 million versus last year’s results of $4.4 million. Diluted earnings were $1.30 per share compared to $1.33 per share last year.

Nobility’s financial position during the second quarter of 2025 remains strong with cash and cash equivalents, certificates of deposit and short-term investments of $26.4 million and no outstanding debt. Working capital is $43.0 million and our ratio of current assets to current liabilities is 6.0:1. Stockholders’ equity is $56.9 million and the book value per share of common stock increased to $20.05.

Terry Trexler, President, stated, “Net sales increased in 2025 as compared to 2024 due to the number of homes sold to independent dealers during 2025 (92 versus 63) however; the number of new retail homes sold by our Company owned retail sales centers in 2025 decreased as compared to 2024 (132 versus 153). We believe that potential customers have delayed or deferred purchasing decisions when considering the higher interest rate environment and the uncertainty of the economy continues to negatively impact sales. There also remain delays in the receipt of certain key production materials from suppliers, as well as, back orders, price increases, tariffs and labor shortages which continue to cause delays in the completion of the homes at our manufacturing facility. We also continue to experience inflation in several building products resulting in increases in our material and labor costs. We expect these challenges will continue throughout fiscal year 2025.

The current demand for affordable manufactured housing in Florida and the U.S. has slowed due to the interest rate environment and increased costs associated with mortgages. According to the Florida Manufactured Housing Association, shipments for the industry in Florida for the period from November 2024 through April 2025 declined by approximately 11% from the same period last year.

Maintaining our strong financial position is vital for future growth and success. Our many years of experience in the Florida market, combined with home buyers’ increased need for more affordable housing, should serve the Company well in the coming years. Management remains convinced that our specific geographic market is one of the best long-term growth areas in the country.”

On June 5, 2025, we celebrated our 58th anniversary in business specializing in the design and production of quality, affordable manufactured and modular homes. With multiple retail sales centers in Florida for over 35 years and an insurance agency subsidiary, we are the only vertically integrated manufactured home company headquartered in Florida.

MANAGEMENT WILL NOT HOLD A CONFERENCE CALL. IF YOU HAVE ANY QUESTIONS, PLEASE CALL TERRY OR TOM TREXLER @ 800-476-6624 EXT 121 OR TERRY@NOBILITYHOMES.COM OR TOM@NOBILITYHOMES.COM

Certain statements in this report are unaudited or forward-looking statements within the meaning of the federal securities laws. Although Nobility believes that the amounts and expectations reflected in such forward-looking statements are based on reasonable assumptions, there are risks and uncertainties that may cause actual results to differ materially from expectations. These risks and uncertainties include, but are not limited to, the potential adverse impact on our business caused by competitive pricing pressures at both the wholesale and retail levels, inflation, tariffs, increasing material costs (including forest based products) or availability of materials due to supply chain interruptions (such as current inflation with forest products and supply issues with vinyl siding and PVC piping), changes in market demand, increase in interest rates, availability of financing for retail and wholesale purchasers, consumer confidence, adverse weather conditions that reduce sales at retail centers, the risk of manufacturing plant shutdowns due to storms or other factors, the impact of marketing and cost-management programs, the impact of higher interest rates on mortgage financing, reliance on the Florida economy, impact of labor shortage, impact of materials shortage, increasing labor cost, cyclical nature of the manufactured housing industry, impact of rising fuel costs, catastrophic events impacting insurance costs, availability of insurance coverage for various risks to Nobility, market demographics, management’s ability to attract and retain executive officers and key personnel, increased global tensions, market disruptions resulting from terrorist attacks, or other events such as a pandemic, any armed conflict involving the United States and the impact of inflation.

NOBILITY HOMES, INC.

Condensed Consolidated Balance Sheets

	May 3, 2025	November 2, 2024
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$13,033,939	$13,521,296
Certificates of deposit	12,737,301	13,021,839
Short-term investments	580,997	680,017
Accounts receivable - trade	3,697,224	2,935,517
Mortgage notes receivable	4,642	4,505
Income tax receivable	—	—
Inventories	19,973,991	21,039,344
Prepaid expenses and other current assets	1,623,092	1,727,034

Total current assets	51,651,186	52,929,552
Property, plant and equipment, net	8,362,383	8,280,695
Mortgage notes receivable, less current portion	141,369	141,728
Other investments	510,900	463,633
Property held for resale	26,590	26,590
Deferred income taxes	52,431	60,628
Cash surrender value of life insurance	4,641,813	4,539,813
Other assets	156,287	156,287

Total assets	$65,542,959	$66,598,926

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$966,612	$753,317
Accrued compensation	821,599	800,013
Accrued expenses and other current liabilities	1,401,834	1,826,042
Income taxes payable	741,502	692,303
Customer deposits	4,747,616	5,930,728

Total current liabilities	8,679,163	10,002,403

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.10 par value, 500,000 shares authorized; none issued and outstanding	—	—
Common stock, $.10 par value, 10,000,000 shares authorized; 5,364,907 shares issued; 3,268,998 and 3,268,829 shares outstanding	536,491	536,491
Additional paid in capital	11,219,065	11,140,687
Retained earnings	74,864,278	74,677,783
Less treasury stock at cost, 2,095,909 and 2,096,078 shares, respectively	(29,756,038)	(29,758,438)

Total stockholders’ equity	56,863,796	56,596,523

Total liabilities and stockholders’ equity	$65,542,959	$66,598,926

NOBILITY HOMES, INC.

Condensed Consolidated Statements of Income

(Unaudited)

	Three Months Ended		Six Months Ended
	May 3, 2025	May 4, 2024	May 3, 2025	May 4, 2024
Net sales	$14,757,337	$11,527,978	$26,999,079	$26,295,976
Cost of sales	(10,125,921)	(7,359,584)	(18,396,878)	(17,393,236)

Gross profit	4,631,416	4,168,394	8,602,201	8,902,740
Selling, general and administrative expenses	(1,889,197)	(1,911,380)	(3,565,847)	(3,943,710)

Operating income	2,742,219	2,257,014	5,036,354	4,959,030

Other income (expense)
Interest income	298,318	219,861	583,596	517,860
Undistributed earnings in joint venture - Majestic 21	21,462	20,535	47,269	42,709
Proceeds received under escrow arrangement	42,066	99,816	80,218	99,816
(Decrease) increase in fair value of equity investment	(96,104)	50,744	(99,020)	101,543
Gain on disposal of property, plant and equipment	1,000	—	1,000
Miscellaneous	16,965	74,587	25,722	125,128

Total other income	283,707	465,543	638,785	887,056

Income before provision for income taxes	3,025,926	2,722,557	5,675,139	5,846,086
Income tax expense	(733,606)	(696,598)	(1,402,397)	(1,481,690)

Net income	$2,292,320	$2,025,959	$4,272,742	$4,364,396

Weighted average number of shares outstanding:
Basic	3,268,991	3,268,829	3,268,910	3,268,829
Diluted	3,276,400	3,277,920	3,276,808	3,279,719
Net income per share:
Basic	$0.70	$0.62	$1.31	$1.34
Diluted	$0.70	$0.62	$1.30	$1.33